Exhibit 99.1

Press Release   Source: Elixir Gaming Technologies, Inc.

Tuesday February 12, 9:56 am ET

Elixir Gaming to Present at Roth Capital Partners 20th Annual Growth Stock Conference

Presentation to be Webcast Live on the Internet

LAS VEGAS & MACAU—(BUSINESS WIRE)—Elixir Gaming Technologies, Inc. (AMEX:EGT - News), a leading technology and solutions provider to the Pan-Asian gaming industry, today announced that Executive Director & Senior Vice President, Joe Pisano, will present at the Roth Capital Partners 20th Annual OC Conference at 10:00 a.m. (PT) on Tuesday, February 19, 2008. The conference is being held at the Ritz Carlton Laguna Niguel, in Dana Point, CA.

Those interested in Elixir Gaming’s conference presentation can access a live webcast of the audio and slide presentation at www.wsw.com/webcast/roth16/egt/ or at Elixir Gaming’s website, www.elixirgaming.com (select “Investor Relations”).

About Elixir Gaming Technologies, Inc

Elixir Gaming Technologies Inc. (“Elixir Gaming”) is a member of Elixir Group, an innovator of gaming technology solutions and a wholly owned subsidiary of Melco International Development Limited. Elixir Gaming, in collaboration with Elixir International (which is also a member of Elixir Group), secures long-term contracts to provide comprehensive turn-key solutions to 3, 4 and 5 star hotels, cruise ships and other well-located venues throughout Asia that seek to offer casino gaming products. Elixir International assists the venue and venue owner with the licensing and regulatory process, physical casino design, construction management, slot and game floor design layout purchases the gaming machines and systems from the industry’s leading gaming equipment suppliers and installs the gaming machines and systems such that the casino is delivered in a fully operational state. Elixir Gaming retains ownership of the gaming machines and systems and receives recurring daily fee of at least 20% of the net gaming win per machine and provides on-site maintenance. The Company has established a strategic presence in the Asia Pacific region with participation contracts in the Philippines, Cambodia, Vietnam and other Asian markets. For more information please visit www.elixirgaming.com.

Contact:

Jaffoni & Collins Incorporated

Richard Land, Dave Jacoby, 212-835-8500

egt@jcir.com